EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this "Agreement") is entered into as of May 6, 2009, by and between Young Innovations, Inc., a Missouri corporation (the "Company"), and Arthur L. Herbst, Jr., of Chicago, Illinois ("Executive").

In consideration of the Company's employment of Executive, the terms, conditions and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company, intending to be legally bound, hereby agree as follows:

1.        EMPLOYMENT. The Company hereby agrees to employ Executive and Executive agrees to accept such employment upon the terms and conditions herein set forth.

2.         EMPLOYMENT PERIOD. The initial term of employment hereunder shall commence on the date hereof and shall expire on January 31, 2012 (such period, the "Term"); provided, however, that the Term shall automatically be extended for an additional period of one year on January 31, 2012, and on each January 31 thereafter unless the Company delivers written notice to Executive of the Company's intention not to extend the Term not later than six (6) months prior to its expiration.

3.         POSITION AND DUTIES. Executive hereby agrees to serve as President or in such other capacity to which Executive may be promoted during the term hereof. Executive shall devote his full business time and attention to the management, development and enhancement of the business of the Company and perform such duties as are necessary and required of the President or in such capacity as Executive may then be serving. During the Term, Executive may not undertake any other employment, engagements, consulting or other outside activities that in the opinion of the Board of Directors interfere with the effective carrying out of Executive's duties hereunder; provided, however, that nothing herein shall prevent Executive from making and managing personal investments consistent with Section 8 of this Agreement or engaging in community and/or charitable activities, so long as such activities, either singly or in the aggregate, do not interfere with the proper performance of his duties and responsibilities to the Company.

4.	COMPENSATION.

(a)       BASE SALARY. The Company shall pay to Executive salary at the rate of $360,000 per year during the Term hereof, or such higher amounts as shall be recommended and approved by the Compensation Committee of the Board of Directors (in each case, the "Base Salary"). The Compensation Committee of the Board of Directors shall review Executive’s Base Salary on an annual basis during the Term and make any upward adjustments it deems appropriate.

(b)       BONUS COMPENSATION. In addition to Base Salary, Executive shall be eligible to receive bonus compensation as recommended and approved by the Compensation Committee of the Board of Directors and subject to the bonus criteria as established by the Compensation Committee of the Board of Directors from time to time (the "Bonus Compensation").

(c)       HOLIDAYS AND VACATION TIME. Executive shall be entitled to sick leave as is consistent with the Company's policy for executive employees with respect to such matters as of the date hereof. Executive is entitled to as many weeks of paid vacation time as Executive deems appropriate, provided that such vacation time does not interfere with Executive's duties to the Company. Moreover, if this Agreement is terminated for any reason other than Cause, death or Permanent Disability, Executive shall be entitled to three weeks of vacation pay.

(d)       OTHER BENEFITS. Subject to the Company's rules, policies and regulations as in effect from time to time, Executive shall be entitled to all other rights and benefits for which Executive may be eligible under any: (i) group life insurance, disability or accident, death or dismemberment insurance, (ii) medical and/or dental insurance program, (iii) 401(k) benefit plan, or (iv) other employee benefits that the Company may, in its sole discretion, make generally available to employees of the Company of the same level and responsibility as Executive; provided, however, that nothing herein shall obligate the Company to establish or maintain any of such benefits or benefit plans. In addition to the foregoing, the Company agrees that it shall pay for 100% of any premiums for a health insurance policy which covers Executive and his Qualified Dependents (PPO or equivalent).

(e)       DISABILITY INSURANCE. The Company will provide Executive with long term disability insurance which provides a minimum benefit of at least seventy-five percent (75%) of Executive's Base Salary to age 65.

(f)        LIFE AND OTHER INSURANCE. The Company will continue to provide One Million Dollars ($1,000,000) of guaranteed level premium term life insurance coverage (naming Executive's written designee as the beneficiary of the policy, with the Company having no right to revoke or alter the designation) and such other types of insurance for Executive as shall be agreed upon between Executive and the Company from time to time. The Company shall only be responsible for the payment of insurance premiums during the Term. The Company shall use its commercially reasonable efforts to insure that life insurance policy is "portable" so that Executive can continue the policy after the end of Executive's employment with the Company at Executive's own expense.

(g)       AUTOMOBILE ALLOWANCE. The Company shall provide Executive with an automobile allowance which is consistent with the Company’s policy for executive employees with respect to such matters as of the date hereof.

(h)       FAILURE TO RENEW OR RENEGOTIATE CONTRACT. In the event that the Company and Executive do not enter into a new employment contract at the end of the Term, the Company shall have the right, exercisable by written notice at least thirty (30) days prior to the end of the Term, to extend the applicability of Section 8(e) until the second anniversary of the end of the Term, by payment to Executive, in one lump sum, of an amount equal to Executive's Base Salary for the last year of the Term. Such payment shall be made within fifteen (15) days after the end of the Term.

5.	SUPPLEMENTAL PAYMENT UPON A CHANGE IN CONTROL.

(a)       If a Change In Control occurs during the Term, and Executive is employed by the Company on the date of the Change In Control or Executive demonstrates that Executive would have been employed by the Company but for steps taken at the request of a third party to effect the Change In Control or Executive's termination was without Cause and arose in connection with or anticipation of such Change In Control, then Executive shall have the additional rights set forth in this Section 5. Namely, the Company shall, within thirty (30) days immediately following the date of the Change In Control, pay to Executive a lump sum cash amount equal to 2.9999 times the "base amount" (as such term is used in Section 280G(b)(3) of the Code). The Company shall engage its Accounting Firm to determine the "base amount" and all amounts payable in connection with a Change In Control; provided, however, that if the Accounting Firm is serving as accountant or auditor for the person, entity or group effecting the Change In Control, Executive shall appoint another nationally recognized accounting firm which shall provide Executive and the Company with detailed supporting calculations for its conclusions. Any determination of the Accounting Firm shall be binding upon the Company and Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(b)       In the event it shall be determined that any payment or distribution of any type to or for the benefit of Executive, by the Company, any of its Affiliates, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code, and the regulations thereunder) or any Affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of the foregoing determination, Executive’s tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) then in effect.

(c)       All determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and any amounts relevant to the last sentence of Section 5(b), shall be made by the Accounting Firm. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and Executive within five (5) days of the Termination Date, if applicable, or such earlier time as is requested by the Company or Executive (if Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Company should have made Gross-Up Payments (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an

Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. In the case of an Overpayment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment.

6.	TERMINATION OF EMPLOYMENT.

(a)       PERMANENT DISABILITY. In the event of the Permanent Disability (as defined below) of Executive, the Company shall cause all amounts due under the disability policy described in Section 4(e) to be paid to Executive, along with any Base Salary accruing during any eligibility or waiting period under the disability insurance policy obtained by the Company. Notwithstanding the foregoing, all payments hereunder shall end upon the earlier to occur of Executive's attaining the age of sixty-five (65) or the cessation of such Permanent Disability (whether as a result of recovery, rehabilitation, death or otherwise).

(b)       DEATH. In the event of Executive's death, the Company shall pay to Executive's personal representative (on behalf of Executive's estate), within sixty (60) days after the Company receives written notice of such representative's appointment, all amounts of Base Salary and Bonus Compensation accrued pursuant to Section 4 above as of the date of Executive's death, which payment shall constitute full and complete satisfaction of the Company's obligations hereunder. Executive's dependents shall also be entitled to receive fully paid group medical and dental benefits for a period of ninety (90) days at the Company's expense, and thereafter, at the dependents' expense, any continuation of health insurance coverage rights, if any, under applicable law.

(c)       TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION WITHOUT GOOD REASON. The Company may in its sole discretion terminate this Agreement and Executive's employment with the Company for Cause (as defined in Section 7(e) below) at any time and with or without advance notice to Executive. If Executive's employment is terminated for Cause, or if Executive Voluntarily Terminates (as defined below) his employment with the Company without Good Reason (as defined below), the Company shall promptly pay to Executive all amounts of Base Salary accrued pursuant to Section 4 above through the date of termination (but not Bonus Compensation), whereupon the Company shall have no further obligations to Executive under this Agreement. Executive and his dependents shall also be entitled to any continuation health insurance coverage rights, if any, under applicable law. If Executive Voluntarily Terminates without Good Reason and provides at least 6-months prior written notice, Executive is entitled to receive, in one lump sum, an amount (the “Voluntary Termination with Notice Amount”) equal to Executive’s annual Base Salary at the end of the notice period. This Voluntary Termination with Notice Amount shall be in addition to the Base Salary and Bonus Compensation during the notice period. If Executive Voluntarily Terminates without Good Reason but gives less than 6 months written notice, then Executive will be entitled to no further payments other than Base Salary earned through the date of termination. The Voluntary Termination with Notice Amount shall be made as soon as practicable following the effective date of Executive’s termination (but in no event later than the fifteenth day of the third month after the date of termination), unless the Company reasonably determines that Code

Section 409A will result in the imposition of additional tax on account of such payment before the expiration of the 6-month period described in Section 409A(a)(2)(B)(i) of the Code in which case such payment will be paid on the date that is six (6) months and one (1) day following the date of Executive’s separation from service (as defined in Code Section 409A) or, if earlier, the date of death of Executive.

(d)       TERMINATION WITHOUT CAUSE; VOLUNTARY TERMINATION WITH GOOD REASON. The Company may in its sole discretion terminate this Agreement and Executive’s employment with the Company without Cause at any time, with or without notice, for any reason or no reason (and no reason need be given). Executive may terminate this Agreement and Voluntarily Terminate his employment with the Company with Good Reason (as defined in Section 7(i) below). In the event Executive’s employment with the Company is terminated pursuant to this Section 6(d): (i) the Company shall pay to Executive all amounts of Base Salary accrued pursuant to Section 4 above through the date of termination, and any accrued, but unpaid, Bonus Compensation attributable to completed fiscal years, (ii) Executive shall be relieved of his obligations under Sections 1 and 3 hereof, and (iii) Executive shall be free to seek other employment subject to the terms of Section 8 hereof. In addition, if Executive’s employment with the Company is terminated pursuant to this Section 6(d), the Company shall pay to Executive the value of all compensation and any other benefits that Executive would have earned under this Agreement for the remaining Term together with all reasonable attorneys’ or other professional fees and costs incurred by Executive in enforcing his rights under this Section 6(d). Payments under this Section 6(d) will be made to Executive in monthly installments. Executive has no duty to mitigate payments under this Section 6(d) by obtaining other employment. However, the amounts payable hereunder shall be reduced by 25% of the base salary and bonus which Executive earns from new employment during such period. The Company may also require Executive to fully and completely release any and all claims for breach of this Agreement at the time of termination as a condition to receiving such payments under this Section 6(d); provided that any such release would be executed and effective no later than 60 days after Executive’s termination date. Executive and his dependents shall also be entitled to any continuation health insurance coverage rights, if any, under applicable law.

Of the amounts to be paid pursuant to Section 6(d), an amount equal to the Voluntary Termination with Notice Amount shall be paid at the same time and in the same form as provided under Section 6(c). Any additional benefits provided under Section 6(d) shall be paid in installments subject to the following:

(i)        For purposes of applying the exception to Section 409A for short-term deferrals, each installment payment made pursuant to this Section 6(d) shall be treated as a separate “payment” for purposes of Section 409A. Accordingly, any benefits paid (1) within 2-½ months of the end of the Company’s taxable year containing the date on which Executive incurs a separation from service (as defined in Section 409A) (the “separation date”), or (2) within 2-½ months of Executive’s taxable year containing the separation date shall be exempt from Section 409A.

(ii)       To the extent benefits are not exempt from Section 409A under subparagraph (i) above, and to the extent Executive’s remaining severance pay benefit is equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2), such severance benefit shall be exempt from Section 409A.

(iii)      Only to the extent a portion of Executive’s severance pay benefit is not exempt from Section 409A pursuant to subparagraphs (i) and (ii) above, such severance pay benefit shall be payable to Executive in installments according to the Company’s normal payroll schedule commencing on the payroll date following Executive’s separation date; provided, however, that no payment shall be paid to Executive if he is a specified employee as defined in Section 409A until the first payroll date of the seventh (7th) month following Executive’s separation date with any suspended payments paid in a lump sum without interest. Thereafter, the remainder of Executive’s severance pay benefit subject to this subparagraph (iii) shall be payable in installments according to the Company’s normal payroll schedule.

(e)       TERMINATION UPON A CHANGE IN CONTROL. In the event a Change In Control occurs, this Agreement shall terminate. If Executive’s employment is terminated pursuant to this Section 6(e), (i) the Company shall pay to Executive all amounts of Base Salary and Bonus Compensation accrued pursuant to Section 4 above through the date of termination and (ii) Executive shall be relieved of his obligations under Sections 1 and 3 hereof. If there is a Change In Control, Executive shall not be entitled to any payment under this Section 6(c) and (d).

(f)        MUTUAL AGREEMENT. This Agreement may be terminated by the mutual written agreement of the Company and Executive. Executive's rights and obligations, in such event, shall be as set forth in that agreement.

(g)	TERMINATION OBLIGATIONS.

(i)        Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by Executive in the course of or incident to his employment by the Company, belongs to the Company and shall be promptly returned to the Company upon termination of Executive's employment. The term "Personal Property" includes, without limitation, all books, manuals, records, reports, notes, contracts, requests for proposals, bids, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company or any of its Affiliates. Following termination, Executive will not retain any written or other tangible material containing any proprietary information of the Company or any of its Affiliates.

(ii)       Upon termination of employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company and each of its Affiliates.

(iii)      The representations and warranties contained herein and Executive's obligations under Sections 6(g), 8, and 11 shall survive termination of employment and the expiration of the Term of this Agreement.

7.         DEFINITIONS. For the purposes of this Agreement the following terms and phrases shall have the following meanings:

(a)       “Accounting Firm” shall mean the nationally-recognized firm who regularly prepares the Company's audited financial statement.

(b)       “Affiliate(s)” shall mean, with respect to a Person, another Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

(c)       “Associate(s)” shall have the same meaning ascribed to such term in the Exchange Act.

(d)       “Beneficial Ownership” shall have the same meaning ascribed to such term in Rule 13d-3 promulgated pursuant to the Exchange Act.

(e)       "Cause" shall mean (i) violation of any agreement or law relating to non-competition, trade secrets, inventions, non-solicitation or confidentiality between Executive and the Company or an Affiliate, (ii) willful, intentional or bad faith conduct that materially injures the Company or an Affiliate, (iii) commission of a felony, an act of fraud or the misappropriation of property; (iv) gross neglect or moral turpitude; and (v) violation of the Company’s Code of Ethics.

(f)        "Change In Control" shall mean and be deemed to occur upon the first of the following events:

(i)        the acquisition, after the date hereof, by an individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Voting Securities of the Company then outstanding after giving effect to such acquisition; or

(ii)       the Company is merged or consolidated or reorganized into or with another company or other legal entity, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the Voting Securities of such company or entity immediately after such transaction is held in the aggregate by the holders of Voting Securities of the Company immediately prior to such merger, consolidation or reorganization; or

(iii)      the Company sells or otherwise transfers all or substantially all of its assets (including but not limited to its Subsidiaries) to another company or legal entity in one transaction or a series of related transactions, and as a result of such sale(s) or transfer(s), less than a majority of the combined voting power of the then outstanding Voting Securities of such company or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Securities of the Company immediately prior to such sale or transfer; or

(iv)      approval by the Board or the stockholders of the Company of a complete or substantial liquidation or dissolution of the Company; or

(v)       the majority of the members of the Board being replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board immediately prior to such appointment or election.

Notwithstanding the foregoing, unless otherwise determined in a specific case by majority vote of the Board, a Change In Control shall not be deemed to have occurred solely because (a) the Company, (b) a Subsidiary, (c) any one or more members of executive management of the Company or its Affiliates, (d) any employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary or (e) any combination of the Persons referred to in the preceding clauses (a) through (d) becomes the actual or beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the Voting Securities of the Company. For purposes of this Section 7(f), the following terms shall have the meanings set forth below.

“Subsidiary” means a company or other entity (a) more than 50 percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, or unincorporated association), but more than 50 percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

“Voting Securities” means, with respect to any Person, any securities entitled to vote (including by the execution of action by written consent) generally in the election of directors of such Person (together with direct or indirect options or other rights to acquire any such securities).

(g)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)       “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i)        “Good Reason” shall mean, with respect to a Voluntary Termination, (i) a material and adverse change in Executive's duties, responsibilities or status with the Company or an Affiliate made without Cause, (ii) a reduction in the annual compensation or total benefit package of Executive (other than a comparable reduction in cash compensation or benefits generally affecting substantially all officers or executive employees of the Company), (iii) a change in Executive's job location beyond an area outside of a 25-mile radius of Executive's principal office or (iv) the Board of Directors of the Company otherwise determines that a Voluntary Termination by Executive is for "Good Reason" under the circumstances then prevailing; provided, however, that Good Reason will not be deemed to exist unless Executive provides written notice to the Company within 60 days after the occurrence of the event specified above and the Company fails to cure the event to Executive's reasonable satisfaction within 60 days after the Company receives such notice.

(j)        “Permanent Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

(k)       “Person” shall mean any individual, company, partnership, group, association, or other “person” as such term is defined in Section 14(d) of the Exchange Act; provided, however, that for purposes of this Agreement, neither the Company nor any trustee or fiduciary acting in such capacity for an employee benefit plan sponsored or maintained by the Company or any entity controlled by the Company, shall be deemed to be a "person".

(l)        “Qualified Dependents” shall mean Executive's spouse and unmarried children less than 19 years old; provided, that the 19 year age limit does not apply to a child who: (i) is enrolled as a full time student in school and (ii) has not attained the age of 23 years.

(m)      “Voluntary Termination” shall mean the termination by Executive of his employment by the Company by voluntary resignation or any other means other than death, retirement or Permanent Disability and other than simultaneous with or following termination for Cause or an event which, whether or not known to the Company at the time of such Voluntary Termination by such Executive, would constitute Cause.

8.	RESTRICTIVE COVENANTS.

(a)       CONSIDERATION AND ACKNOWLEDGEMENTS. Executive acknowledges and agrees that the covenants described in this Section 8 are essential terms of this Agreement and that this Agreement would not be entered into by the Company in the absence of the covenants described herein. Executive acknowledges and agrees that the covenants set forth in this Section are necessary for the protection of the business interests of the Company. Executive further acknowledges that these covenants are supported by adequate consideration as set forth elsewhere in this Agreement, that full compliance with these covenants will not prevent Executive from earning a livelihood following the termination of his employment, and that these covenants do not place undue restraint on Executive and are not in conflict with any public interest. Executive acknowledges and agrees that the covenants set forth in this Section 8 are reasonable and enforceable in every respect under applicable law.

(b)       TERM. The covenants set forth in this Section 8 shall remain in force and effect throughout Executive's employment with the Company and thereafter for the time periods governing such covenants as set forth herein, regardless of the reason for or timing of the termination of Executive's employment and shall survive and continue in full force and effect after the termination of the Agreement.

(c)       DEFINITIONS. As used in this Section 8, the following terms have the following meanings:

(i)        the "Company" shall mean Young Innovations, Inc., including and any parent, Subsidiary or Affiliate as of the date of this Agreement or at any time during the term of Executive's employment.

(ii)       "Confidential Information" shall include any and all information not generally available to the public through legitimate means regardless of any past, current or anticipated future business, product, system service, process, or practice of the Company, as well as any and all information relating to the Company's business, research, development, purchasing, accounting, advertising, marketing, manufacturing, merchandising and selling.

Confidential Information includes but is not limited to information that may constitute a "trade secret" under applicable law.

(iii)      "Competing Business" means any product, system, service, process or practice produced, provided, marketed or sold anywhere in the geographic area where the Company is then conducting any business by any person or entity other than the Company which resembles or competes directly or indirectly with any product, system, service, process or practice produced, provided, marketed, sold, or under development by the Company at any time during Executive's employment.

(iv)      "Competing Organization" means any person or entity which is engaged in, or is planning to become engaged in research, development, production, manufacturing, marketing or selling of a Competing Business within the area in which the Company is then conducting any business or has affirmative plans to conduct business while these covenants are in effect.

(d)       NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Except as necessary to perform his job duties for the Company, Executive agrees not to use any Confidential Information, or disclose any Confidential Information to any person or entity, either during or at any time after his employment, without the Company's prior written consent, unless required to do so by a court of competent jurisdiction, or by an administrative or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Executive to divulge, disclose or make accessible such information.

(e)       NON-COMPETITION. Executive agrees that during his employment and for a period of one (1) year after the termination of his employment for Cause or Voluntary Termination without Good Reason (provided that no Change In Control has occurred), he will not render services to, give advice to, become employed by or otherwise Affiliate with, directly or indirectly, any Competing Organization, nor will he (on behalf of himself or any other person or entity) engage directly or indirectly in any Competing Business, unless otherwise agreed to in writing by the Company.

(f)        NON-SOLICITATION. Executive agrees that during the term of his employment and for the one (1) year period following the termination, he will not directly or indirectly assist or encourage any person or entity in carrying out any activity that would be prohibited by the provisions of this Section 8 if such activity were carried out by Executive. Executive also specifically agrees that he will not directly or indirectly solicit any other employee to leave the employ of the Company or to carry out, directly or indirectly, any such activity; provided, however, that Executive shall not be in violation of this provision if an employee decides to join the new employer of Executive if Executive did not intentionally direct or solicit such employee to leave.

(g)       INVENTIONS AND PATENTS. Executive agrees to promptly and fully disclose in writing and does hereby assign to the Company every invention, innovation, copyright, or improvement made or conceived by Executive during the period of his employment that relates directly or indirectly to his employment with the Company. Executive further agrees that both during and after his employment, without charge to the Company but at the Company's expense, he will execute, acknowledge and deliver any documents, including applications for Letters Patent, as may be necessary, or in the opinion of the Company, advisable to (i) obtain, enjoy and/or enforce Letters Patent for those inventions, innovations or improvements in the United States and in any other country; (ii) obtain, enjoy or enforce the right to claim the priority of the first filed patent application anywhere in the world; or (iii) vest title in the Company and its successors, assigns or nominees. Additionally, Executive agrees that for a period of one (1) year after termination of his employment, any invention, development, innovation, or improvement within the scope of this Section shall be presumed to have been made during the term of his employment. Executive shall have the burden of clearly and convincingly establishing otherwise. This Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Executive for the Company.

(h)       ENFORCEMENT OF THESE COVENANTS. Executive acknowledges that full compliance with all of the covenants set forth in this Section 8 is necessary to enable the Company to do business with its customers. In the event of a breach of any of these covenants, Executive therefore acknowledges and agrees that the Company shall be entitled to injunctive relief, regardless of whether or not the Company has complied with this Agreement, and the Company shall further be entitled to such other relief, including money damages, as may be deemed appropriate by a court of competent jurisdiction or an arbitrator. In the event of a court action based upon an alleged breach of any of these covenants, the prevailing party (as determined by court ruling on the merits of the dispute) will be reimbursed by the other party for reasonable attorneys' fees and costs incurred as a result of the dispute. If any court should at any time find any one of these covenants to be unenforceable or unreasonable as to scope, territory or period of time, then the scope, territory or period of time of the covenant shall be that determined by the court to be reasonable, and the parties hereby agree that the court has the authority to so modify any of these covenants as necessary to make the covenant enforceable.

(i)        EXISTENCE OF OTHER OBLIGATIONS. Executive represents and warrants that he is not currently subject to any contractual or other obligations to any former employer or other entity, including but not limited to obligations not to use or disclose confidential information, or to refrain from competing with any person or entity.

(j)        WAIVER. Executive agrees that the Company's failure to enforce any of the covenants of this Section 8 in any particular instance shall not be deemed to be a waiver of the covenant in that or any subsequent instance, nor shall it be deemed a waiver by the Company of any other rights at law or under this Agreement.

9.         JURISDICTION; SERVICE OF PROCESS. Each of the parties hereto agrees that any action or proceeding initiated or otherwise brought to judicial proceedings by either Executive or the Company concerning the subject matter of this Agreement shall be litigated in the United States District Court for the Northern District of Illinois or, in the event such court cannot or will not exercise jurisdiction, in the state courts of the State of Illinois (the "Courts"). Each of the parties hereto expressly submits to the jurisdiction and venue of the Courts and consents to process being served in any suit, action or proceeding of the nature referred to above either (a) by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to his or its address as set forth herein or (b) by serving a copy thereof upon such party's authorized agent for service of process (to the extent permitted by applicable law, regardless of whether the appointment of such agent for service of process for any reason shall prove to be ineffective or such agent for service of process shall accept or acknowledge such service); provided that, to the extent lawful and practicable, written notice of said service upon said agent shall be mailed by registered or certified mail, postage prepaid, return receipt requested, to the party at his or its address as set forth herein. Each party hereto agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon him or it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to him or it. Each party hereto waives any claim that the Courts are an inconvenient forum or an improper forum based on lack of venue or jurisdiction.

10.        INJUNCTIVE RELIEF. Executive acknowledges that damages would be an inadequate remedy for Executive's breach of any of the provisions of Section 8 of this Agreement, and that breach of any of such provisions will result in immeasurable and irreparable harm to the Company. Therefore, in addition to any other remedy to which the Company may be entitled by reason of Executive's breach or threatened breach of any such provision, the Company shall be entitled to seek and obtain a temporary restraining order, a preliminary and/or permanent injunction, or any other form of equitable relief from any court of competent jurisdiction restraining Executive from committing or continuing any breach of such provisions, without the necessity of posting a bond. It is further agreed that the existence of any claim or cause of action on the part of Executive against the Company, whether arising from this Agreement or otherwise, shall in no way constitute a defense to the enforcement of the provisions of Section 8 of this Agreement.

11.	MISCELLANEOUS.

(a)       NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when made, if delivered personally, (ii) three (3) days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or (iii) two (2) days after delivery to a reputable overnight courier service, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

To the Company:

Young Innovations, Inc.

13705 Shoreline Court East

Earth City, MO 63045

Attention: Chief Executive Officer

To Executive, to his home address as recorded in the payroll records of the Company from time to time.

(b)       GOVERNING LAW. This Agreement shall be governed as to its validity and effect by the internal laws of the State of Illinois, without regard to its rules regarding conflicts of law.

(c)       SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of (i) the heirs, executors and legal representatives of Executive, upon Executive's death, and (ii) any successor of the Company, and any such successor shall be deemed substituted for the Company under the terms hereof for all purposes. As used in this Agreement, "successor" shall include any person, firm, corporation or other business entity that at any time, whether by purchase, merger, consolidation or otherwise, directly or indirectly acquires a majority of the assets, business or capital stock of the Company. Executive acknowledges and agrees that the rights and obligations of the Company hereunder may be assigned to and assumed by any of its wholly or majority-owned Subsidiaries, without Executive's consent, which assignment and assumption shall constitute a release of the Company, its Subsidiaries or any of their respective Affiliates that is then bound by the terms of this Agreement, of all of its obligations and liabilities hereunder.

(d)       INTEGRATION. This Agreement amends and restates the Employment Agreement dated January 31, 2007 in its entirety and constitutes the entire agreement between the parties with respect to all matters covered herein, including but not limited to the parties' employment relationship and Executive's entitlement to compensation, commissions and benefits from the Company or any of its Affiliated companies and/or the termination of Executive's employment. This Agreement supersedes in its entirety the Employment Agreement that the parties entered into as of June 12, 2002 (the “Prior Employment Agreement”); provided, however, that nothing in this Agreement shall cancel or modify any previous grant of stock options or restrictive stock which was previously granted to Executive or any rights to repurchase shares set forth in such grants. Executive and the Company hereby agree that the Prior Employment Agreement are hereby terminated effective as of the date hereof and that the Prior Employment Agreement shall thereafter be null and void and of no further force and effect.

(e)       NO REPRESENTATIONS. No person or entity has made or has the authority to make any representations or promises on behalf of any of the parties which are inconsistent with the representations or promises contained in this Agreement, and this Agreement has not been executed in reliance on any representations or promises not set forth herein. Specifically, no promises, warranties or representations have been made by anyone on any topic or subject matter related to Executive's relationship with the Company or any of its executives or employees, including but not limited to any promises, warranties or representations regarding future employment, compensation, commissions and benefits, any entitlement to stock, stock rights, stock plan benefits, profits, debt and equity interests in the Company or any of its Affiliates or regarding the compensation of Executive or the termination of Executive's employment. In this regard, Executive agrees that no promises, warranties or representations shall be deemed to be made in the future unless they are set forth in writing and signed by an authorized representative of the Company.

(f)        AMENDMENTS. This Agreement may be modified only by a written instrument executed by the parties that is designated as an amendment to this Agreement.

(g)       COUNTERPARTS. This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)       SEVERABILITY AND NON-WAIVER. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company's forbearance or failure to take action.

(i)        VOLUNTARY AND KNOWLEDGEABLE ACT. Executive represents and warrants that Executive has read and understands each and every provision of this Agreement and has freely and voluntarily entered into this Agreement.

(j)        CODE SECTION 409A COMPLIANCE. It is the intent of the Company and Executive to comply with all provisions of Section 409A so that Executive shall not be required to include in his gross income for federal income tax purposes, prior to the actual receipt thereof, any amounts received that may otherwise be considered to be deferred payments. In the event that the interpretation or requirements of Section 409A change during the Term, Executive and the Company will amend this Agreement, only as necessary, to comply with any such change, if and to the extent such an amendment would be permitted by Section 409A. Notwithstanding any provision herein to the contrary, nothing in this Agreement shall require the Company or any Affiliate to pay any tax, penalty or interest assessed against Executive or otherwise required to be paid by Executive for any Section 409A failures or non-compliance with Section 409A.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

YOUNG INNOVATIONS, INC.

By: /s/ Alfred E. Brennan

Name: Alfred E. Brennan

Title: Chief Executive Officer

EXECUTIVE:

/s/ Arthur L. Herbst, Jr.

Arthur L. Herbst, Jr.